Exhibit 10.7
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of July 1, 2023 between Aon Corporation (the “Company”), and Eric Andersen (the “Executive”).

WHEREAS, the Executive currently is President of the Company and Aon plc, and an at-will employee;

WHEREAS, the Company desires to continue to employ the Executive, and the Executive is willing to continue to be so employed;

WHEREAS, the Company and the Executive previously entered into a Letter Agreement confirming certain terms and conditions of employment dated as of May 11, 2018 (the “Employment Letter”), and earlier employment agreements setting out certain terms and conditions of employment dated as of January 1, 2002, March 1, 2006, and October 1, 2013 (collectively, the “Employment Agreements”) (collectively and individually, such agreements are referred to herein as the “Prior Agreements”);

WHEREAS, upon execution of this Agreement by the Company and the Executive, the Prior Agreements, and any other employment agreement between Executive and the Company (including its affiliates), shall be superseded in their entirety and shall have no further force or effect (except as otherwise explicitly set forth herein);

WHEREAS, the Executive remains an eligible executive under the Aon plc Amended and Restated Senior Executive Combined Severance and Change in Control Plan (the “SE Plan”) and benefits thereunder; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.Employment Term and Renewal. The Company will continue to employ the Executive, and the Executive will continue to be employed, upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive pursuant to this Agreement (the “Employment Period”) shall commence effective as of July 1, 2023 (the “Effective Date”) and shall end on June 30, 2026, unless earlier terminated pursuant to Section 4 hereof or extended pursuant to this Agreement. This Agreement may be renewed by mutual written agreement of the parties hereto. If it is not so renewed, and the Executive and the Executive’s employment with the Company continues following the expiration of the Employment Period, such employment shall be on an at-will basis. For the avoidance of doubt, the expiration of the Agreement is not a Qualifying Termination under the Company’s SE Plan.

a. Notice of Post-Employment Period Termination. The Company may notify the Executive that Executive’s employment will be terminated upon the expiration of the Employment Period at any point prior to the expiration of the Employment Period. The Company shall provide the Executive a minimum of three hundred and sixty-five (365) days’ advance notice (“Notice”) of such termination. In the event that the Employment Period expires prior to the end of the Notice period, the Executive shall be converted to an at-will employee upon the end of the Employment Period and the termination shall be treated as a Qualifying Termination under the Company’s SE Plan as of the end of the Employment Period.

2.Duties and Responsibilities. During the Employment Period, the Executive shall perform such executive duties consistent with the position of President on behalf of the Company and its affiliates as may from time to time be authorized or directed by the Company’s Chief Executive Officer (the “CEO”). The Executive shall report to the CEO and will be a member of the most senior leadership team of the Company. The Executive shall perform faithfully and loyally and to the best of Executive’s abilities the duties assigned to Executive hereunder and shall devote Executive’s full business time, attention and effort to the affairs of the Company and its affiliates and shall use Executive’s best efforts to promote the interests of the Company and its affiliates. The Executive may engage in charitable, civic or community activities and, with the prior approval of the CEO, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7, or 8 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the CEO, is adequate under the circumstances.

3.Compensation.

a.Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at a rate of not less than $1,250,000 per annum (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy. Such Base Salary shall be reviewed annually on the Company’s regular executive salary review schedule and shall be subject to adjustment at the discretion of the CEO and the Organization and Compensation Committee of the Board of Directors of Aon plc (the “Board”).

b.Annual Bonus. During the Employment Period, the Executive shall participate in one or more annual incentive bonus plans (collectively, the “Senior Executive Incentive Plan”). Each such annual incentive bonus shall be determined pursuant to the terms of the Senior Executive Incentive Plan as in effect from time to time; provided, however, that (i) the Executive’s target annual incentive shall not be less than 200% of the Executive’s Base Salary as in effect at the end of the fiscal year to which such annual incentive bonus relates (the “Bonus Year”) and (ii) the annual incentive bonuses earned hereunder will be subject to payment pursuant to and in accordance with the provisions of the Aon Incentive Stock Program (“ISP”), a sub-plan of the shareholder-approved Aon plc 2011 Incentive Plan, as amended and restated and adopted effective April 19, 2023 (the “Stock Plan”), payable currently in a combination of cash and restricted share units of Aon plc ordinary shares. The portion of the annual incentive bonus paid in cash, if any, shall be paid following the end of the calendar year for which the bonus is awarded and no later than two and one-half months after the end of the calendar year for which awarded.

c.Equity-Based Awards. Subject to the approval of the Board, the Executive shall continue to receive awards under the Company’s Leadership Performance Program (“LPP”), a sub-plan of the Stock Plan, pursuant to the Company’s regular long-term incentive award process. The award will be governed by the terms and conditions of such program. The Executive will be eligible to receive awards under the program or successor program(s) for future performance periods in accordance with the terms and conditions generally applicable to similarly-situated senior executives.

d.Special Performance Based Share Award. Within sixty (60) days of the execution of this Agreement, the Executive shall receive an award of 50,000 Performance Share Units with a performance measure based on achievement of significant growth in Aon’s share price and vesting on March 31, 2028 (the “Special Award”). All provisions relating to the Special Award are set forth in a separate award agreement, incorporated herein by reference. The Special Award together with the equity-based awards in Section 3(c) hereinafter collectively shall be referred to as “Long-Term Incentive Awards.”

e.Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to similarly-situated senior executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”). The Executive will not accrue vacation time, but will be entitled to paid vacation time in accordance with usual Company practices applicable to similarly-situated senior executives.

f.Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures, for all proper expenses incurred by Executive in the performance of Executive’s duties hereunder. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

4.Termination.

a.Death. Upon the death of the Executive, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to: (i) accrued Base Salary through and including the Executive’s date of death; (ii) if applicable, the amount of any annual incentive bonus awarded and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s date of death occurred; (iii) prorated annual incentive bonus (based on the target annual incentive for the Bonus Year in which the Executive’s death occurs) through and including the Executive’s date of death; (iv) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company; and (v) payment or vesting of all Long-Term Incentive Awards that have been granted to Executive prior to Executive’s date of death, to the extent that such payment or vesting is provided for in the terms of the award agreements.

b.Disability. The Company may, at its option, terminate the Executive’s employment upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with reasonable accommodation. “Disability” for purposes of this agreement means disability pursuant to the standards set forth in, or in circumstances where the Participant qualifies for receipt of benefits under, the long-term disability plan of the Employer applicable to the Executive. Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to: (i) accrued Base Salary through and including the effective date of the Executive’s termination of employment; (ii) if applicable, the amount of any annual incentive bonus awarded and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs; (iii) prorated annual incentive bonus (based on the target bonus under the Senior Executive Incentive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the effective date of the Executive’s termination of employment; (iv) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and (v) payment or vesting of any Long-Term Incentive Awards that have been granted to Executive prior to Executive’s date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements. In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the CEO and reasonably acceptable to the Executive. The Executive shall submit to appropriate medical examinations for purposes of such determination.

c.Termination for Cause. The Company may at any time during the Executive’s employment, terminate this Agreement for Cause, by written notice of termination given to the Executive setting forth the basis for such termination and giving Executive an opportunity to cure within thirty (30) days. If the Executive does not effect a cure within this period, as determined by the Company in its reasonable discretion, the termination shall become effective. For the purposes of this Agreement, “Cause” will mean the Executive’s: (i) performing a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with the Company, or breach of the duty of loyalty to the Company; (ii) performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Executive; (iii) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct; (iv) material non-compliance with the terms of this Agreement, including but not limited to Sections 7 and 8 hereunder, or any other agreement with the Company or any of its subsidiaries or affiliates, or (v) performing any criminal act resulting in a criminal felony charge brought against the Executive or a criminal conviction of the Executive (other than a conviction of a minor traffic violation). In the event of a termination for Cause, the Company will only be required to pay the Executive all accrued but unpaid Base Salary and vested benefits to which the Executive is entitled upon such termination in accordance with the terms of the plans and programs of the Company, each as of the effective date of such termination, payable no later than the next regularly scheduled payday after such effective termination date or, if applicable, at such time as set forth in the applicable benefit policy, plan, or program.

5.Removal of Executive as President or Reduction of Executive’s Duties and Responsibilities.

a.Removal of Executive as President or Reduction of Executive’s Duties and Responsibilities by Company. The Company may, at its option and in its sole discretion, remove the Executive from the role of President and/or reduce the Executive’s substantive duties and responsibilities during the Employment Period. If the Company notifies the Executive in writing that the Executive will no longer be in the role of President and/or no longer requires that the Executive perform the substantive duties set forth in the Section 2.b (“Company Notification”), the Executive will remain employed by the Company through the Employment Period and shall be entitled to: (i) Base Salary and annual incentive target bonus pursuant to the terms of the Senior Executive Incentive Plan for the duration of the Employment Period; (ii) pro rata vesting of any outstanding LPP through the duration of the Employment Period; (iii) continued vesting of any outstanding ISP awards; (iv) pro rata vesting of the Special Award through the duration of the Employment Period (for avoidance of doubt, the Executive shall be treated as having been terminated by Company without Cause with a termination date of the end of the Employment Period under the terms of the Special Award); and (v) all other Employee Benefits to which the Executive is entitled at the Company Notification date in accordance with the terms of the plans and programs of the Company.

For the avoidance of doubt, and notwithstanding any provision of the SE Plan to the contrary, the removal of the Executive from the role of President or any reduction of the Executive’s duties is not a Qualifying Termination under the Company’s SE Plan.

b.Removal of Executive as President or Reduction of Executive’s Duties and Responsibilities by Executive. If the Executive, prior to the expiration of the Employment Period, notifies the Company in writing (“Executive Notification”) that Executive no longer wishes to perform the duties and responsibilities of the President as set forth in Section 2.b., with approval of the CEO, the Executive will remain employed by the Company through the Employment Period and shall be entitled to: (i) Base Salary and annual incentive target bonus pursuant to the terms of the Senior Executive Incentive Plan through the duration of the Employment Period; (ii) pro rata vesting of any outstanding LPP awards through the Executive Notification date; (iii) continued vesting of any outstanding ISP awards; and (iv) all other Employee Benefits to which the Executive is entitled at the Executive Notification date in accordance with the terms of the plans and programs of the Company. The Executive shall forfeit the Special Award in its entirety as of the Executive Notification date.

For the avoidance of doubt, and notwithstanding any provision of the SE Plan to the contrary, the removal of the Executive from the role of President or any reduction of the Executive’s duties is not a Qualifying Termination under the Company’s SE Plan.

c.Time and Form of Payment. For purposes of this Agreement, the terms “terminated,” “termination,” “termination of employment,” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A. The time and form of payment of benefits upon termination of employment described in the preceding provisions of Sections 4 and 5 (including expense reimbursements or payment and in-kind benefits) shall be made in accordance with such Sections; provided that any lump sum cash payments shall be paid 60 days following the Executive’s termination of employment; and provided further, with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.c shall be paid or reimbursed to the Executive in a lump sum, without interest, and any remaining payments due under the preceding provisions of Sections 4 or 5, whichever is applicable, shall be payable at the same time and in the same form as such amounts or benefits would have been paid in accordance with their original payment schedule under such Section. If the Executive is a “specified employee” under Code Section 409A, the full cost of the continuation or provision of Employee Benefits (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Code Section 409A) under Sections 4 or 5 shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following Executive’s termination of employment. For purposes of applying the provisions of Section 409A, each separately identified amount to which the Executive is entitled shall be treated as a separate payment.

6.Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state, and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

7.Noncompetition; Nonsolicitation.

a.General. The Executive acknowledges that in the course of Executive’s employment with the Company he has and will become familiar with trade secrets and other confidential information concerning the Company, including its affiliates (collectively “Aon”) and that Executive’s services will be of special, unique and extraordinary value to Aon. The Executive further acknowledges and agrees that Executive’s services as a senior executive of the Company have been, and are, of special, unique, and extraordinary value to Aon, and that Executive’s material employment duties and responsibilities (including without limitation with respect to Aon strategic and other business operations, clients, prospective clients, and other employees) are global in nature and span geographic areas that extend well beyond the locations in which the Executive has been physically employed and resided. The Executive further acknowledges and agrees that it therefore is reasonable to protect Aon against certain competitive activities by the Executive for a limited period of time after the Executive terminates Executive’s employment to protect Aon’s legitimate business interests in all of the geographic areas in which Aon does business, and that the covenants contained in Section 7 are necessary for the protection of Aon and are reasonably limited with respect to the activities prohibited, duration, geographical scope and their effect on the Executive and the public.

b.Confidential Information. The Executive acknowledges that Aon’s business depends to a significant degree upon the possession of confidential, proprietary and trade secret information which is not generally known to others, and that the profitability of the Business of Aon requires that this information remain proprietary to Aon. The Executive recognizes that, by virtue of the Executive’s employment by the Company and/or its affiliates, and to assist the Executive in the solicitation, production and servicing of client business, the Executive has had otherwise prohibited access to such information. This information (hereinafter referred to as “Confidential Information”) includes, without limitation: lists of clients and prospective clients; contract terms and conditions; client information relating to services, insurance, benefits programs, executives, finances, and compensation; copyrighted materials; corporate, management and business plans and strategies; compensation and revenues; methods and strategies of marketing; market research and data; technical know-how; computer software and manuals; policies and procedures; and the conduct of the affairs of Aon. Confidential Information does not include any information that lawfully is or has become generally or publicly known other than through the Executive’s breach of this Agreement or a breach by another person of some other obligation. The Executive will not disclose or use during or after Executive’s employment, any Confidential Information, except as required in the course of Executive’s employment or as provided by applicable law or in Section 17 below.

c.Noncompetition. The Executive agrees that during the period of Executive’s employment with the Company and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly or through the direction or control of others, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its affiliates as of the expiration of the Employment Period, including, but not limited to, the business of insurance brokerage and consulting, reinsurance brokerage and consulting, employee health and retirement benefits brokerage and consulting, or human resources consulting provided that (i) such services or engagements represent, or are reasonably expected to represent, at least 55% of the business’ annual gross revenue (any such business being defined as a “Major Competitor”) or (ii) irrespective of the revenue threshold set forth in subpart (i), the business is a successor in interest to any of the listed Major Competitors below. This restriction will apply in any geographic area in which Aon is then conducting such business. For the avoidance of doubt, and without limiting the generality of the foregoing prohibition, the following businesses are deemed to be among Aon’s Major Competitors as of the Effective Date: Marsh & McLennan Companies, Inc.; Willis Towers Watson plc; Arthur J. Gallagher & Co.; and Brown & Brown.

d.Nonsolicitation of Employees. The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly, indirectly or through the direction or control of others, solicit or induce, or cause any person or other entity to solicit or induce any employee of Aon with whom Executive had contact or about whom Executive had access to Confidential Information during the twenty-four (24) months prior to the Executive’s termination of employment, to work for the Executive or for any third party or entity, or to terminate or abandon Executive’s employment at Aon for any purpose whatsoever.

e.Exceptions. Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

f.Reformation. If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 7.

g.Consideration; Breach. The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 7 hereof. In the event that the Executive shall commit a breach of any provision of Section 7 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

h.Other Restrictive Covenants. Notwithstanding any other language in the Agreement, this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any prior or subsequent agreement entered into by the Executive (any such covenant, an “Other Covenant”). Further, no Other Covenant precludes the enforceability of any provision contained in this Agreement. No subsequent agreement entered into by the Executive may amend, supersede, or override the covenants contained herein unless such subsequent agreement specifically references Section 7 of this Agreement. The Executive further acknowledges and agrees that, in addition to the provisions of this Section 7 Executive remains subject to certain restrictive covenants by virtue of Executive’s receipt of certain stock benefits under the Stock Plan.

8.Confidentiality. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Aon or (ii) other technical, business, proprietary or financial information of Aon not available to the public generally or to the competitors of Aon (“Confidential Information”), except to the extent that such Confidential Information (A) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (B) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (C) is necessary to perform properly the Executive’s duties under this Agreement. Promptly following the Executive’s termination of employment, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under Executive’s control (together with all copies thereof).

9.Inventions. The Executive hereby assigns to the Company Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by Executive during the Executive’s employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. This Agreement’s assignment provisions are limited to only those inventions that can be lawfully assigned by an employee to an employer.

10.Enforcement. The parties hereto agree that Aon would be damaged irreparably in the event that any provision of Section 7, 8, or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 7, 8, or 9 of this Agreement.

11.Survival. Sections 4, 5, 7, 8, and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

12.Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 12) or (ii) sent by email to the following email address of the other party hereto (or such other email address for such party as shall be specified by notice given pursuant to this Section 12), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 12:

If to the Company, to:
Aon Corporation
200 East Randolph
Chicago, Illinois 60601
Attention: General Counsel

If to the Executive, to the Executive’s home address and personal email as shown on the Company’s records.

13.Reimbursement of Legal Expenses. In the event that the Executive is successful, whether in arbitration or litigation, in pursuing any claim or dispute involving the Executive’s employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of the Executive’s employment with the Company, or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all reasonable costs and expenses (including, without limitation, attorneys’ fees) relating solely, or allocable, to such successful claim. In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys’ fees. In the event the Executive is successful, whether in arbitration or litigation, the payment or reimbursement of all costs and expenses (including, without limitation, attorneys’ fees) shall be made as soon as reasonably practicable following the cessation of such arbitration or litigation and, to the extent subject to Code Section 409A, in accordance with Code Section 409A.

14.Indemnification. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive’s rights under this Section 14 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

15.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

17.Protected Rights. Nothing in this Agreement is intended to limit in any way the Executive’s right or ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local agencies or commissions (collectively, “Government Agencies”). The Executive further understands that nothing in this Agreement limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit the Executive’s ability to disclose in confidence trade secrets to Government Agencies, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. This Agreement does not limit the Executive’s ability to receive an award from a Government Agency for information provided by the Executive to such Government Agency.
18.Successors and Assigns. This Agreement shall be enforceable by the Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns, and shall be binding on such successors and assigns.

19.Headings; Inconsistency. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company or any other agreement between the Executive and the Company, the terms of this Agreement shall control.

20.Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the federal and state courts located in Chicago, Illinois, and agree that any claim which may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.

21.Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

23.Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

24.Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or otherwise shall be excluded from Code Section 409A to the maximum extent possible. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A or other applicable law. In the event provisions of this Agreement do not comply with Code Section 409A, the parties will use reasonable business efforts to amend the Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties.

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Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 26, 2023.

AON CORPORATION

By:

/s/ Lisa Stevens
Lisa Stevens
Executive Vice President,
Chief People Officer

EXECUTIVE:

/s/ Eric Andersen
Eric Andersen

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